MINUTES OF THE ANNUAL GENERAL MEETING
                             OF THE SHAREHOLDERS OF
                                   JACADA LTD.

                                 (THE "COMPANY")

                            HELD ON NOVEMBER 29, 2007

Mr. Yossi Hollander called the Annual General Meeting (the "Meeting") to order at 09:00 AM (Israeli Time) at the offices of the Company, 11 Galgalei Haplada Street, Herzliya 46722, Israel, after an advanced written notice was given in accordance with the Company's Articles of Association (the "Articles") to all the Company's shareholders of record as of October 20, 2007. Mr. Yossi Hollander called the roll and announced the presence of the shareholders present at the Meeting in person or by proxy. Present in person or by proxy were shareholders holding, in the aggregate, 11,920,858 Ordinary Shares, par value NIS 0.01 per share of the Company, constituting 58.02% of the voting power of the Company.

Mr. Hollander declared that the Meeting could be lawfully held and that a quorum, pursuant to Article 26(b) of the Articles, is present.

Mr.  Hollander  was  appointed  as Chairman of the  Meeting in  accordance  with
Article 27 of the Articles.


THE AGENDA:

1. To re-elect Mrs. Naomi Atsmon to the Board of directors of the Company (the "Board") to serve as a Class II Director and as an External Director (as defined in the Israeli Companies Law - 1999) (the "Companies Law") for a term of three years;

2. To re-elect Mr. Dan Falk to the Board to serve for an additional term of one year;

3. To approve the extension of the Company's existing employment agreement with Mr. Gideon Hollander, the Company's Chief Executive Officer and director;

4. To approve the grant of options to purchase Company's ordinary shares to certain Company directors;

5. To re-appoint Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the year ending December 31, 2007 and for such additional period until the next Annual Shareholders' Meeting, and to authorize the Board to fix the remuneration of the independent auditors based on the volume and nature of their services in accordance with Israeli law, such remuneration and the volume and nature of such services having been previously approved by the Audit Committee of the Board;

THE MEETING

The Chairman then presented for consideration of the shareholders the following resolutions, all of which were duly adopted as indicated below:


     RESOLVED, that Mrs. Naomi Atsmom be, and she hereby is, re-elected to serve as an External Director of the Company for an additional term of three years, until the third Annual General Meeting following this Meeting.


     For: 11,105,545 shares constituting 93.16% of the shares voting on this resolution.
     Against: 12,740 shares constituting 0.11% of the shares voting on this resolution.
     Abstain: 802,573 shares constituting 6.73% of the shares voting on this resolution.


     RESOLVED, that Mr. Dan Falk be, and he hereby is, re-elected to serve as an Unclassified Director of the Company for an additional term of one year, until the Annual General Meeting following this Meeting.


     For: 11,097,945 shares constituting 93.10% of the shares voting on this resolution.
     Against: 22,440 shares constituting 0.19% of the shares voting on this resolution.
     Abstain: 800,473 shares constituting 6.71% of the shares voting on this resolution.


     RESOLVED, to approve the extension of the Company's existing employment agreement with Mr. Gideon Hollander, the Company's Chief Executive Officer, from year to year, such that the agreement shall be automatically renewed each year for an additional twelve (12) month term unless either the Board or Mr. Gideon Hollander terminates the agreement (in accordance with the prior notice requirements of his existing employment agreement) prior to the expiration of the then current twelve (12) month period.


     For: 11,657,200 shares constituting 97.79% of the shares voting on this resolution.
     Against: 253,728 shares constituting 2.13% of the shares voting on this resolution.
     Abstain: 9,930 shares constituting 0.08% of the shares voting on this resolution.

     RESOLVED, to approve the grant of (i) options to purchase 30,000 ordinary shares of the Company to any External Director who was appointed for a third three year term (currently being Naomi Atsmon and Ohad Zukerman), and
     (ii) options to purchase 30,000 ordinary shares of the Company to each one of Yossie Hollander and Dan Falk (the "Options"). All such Option grants will be governed by the Company's stock option plans with (i) a vesting period of 3 years (provided that if Company is to be consolidated with or acquired by another entity or otherwise experience a change of control in a merger, sale of all or substantially all of the Company's shares or assets, then such Options which are outstanding and unvested at such time shall, immediately upon the consummation of such transaction, become fully vested and exercisable), (ii) an exercise period until the second anniversary of the termination of such director's service with the Company and (iii) an exercise price equal to the fair market value of the Company's price per share on the date of the Shareholders Meeting.

     For: 10,736,399 shares constituting 90.06% of the shares voting on this resolution.
     Against: 1,176,029 shares constituting 9.87% of the shares voting on this resolution.
     Abstain: 8,430 shares constituting 0.07% of the shares voting on this resolution.


     RESOLVED, that the Company's independent auditors, Kost Forer Gabbay & Kasierer, be, and they hereby are, re-appointed as the independent auditors of the Company for the fiscal year ending December 31, 2007 and for such additional period until the next Annual Shareholders' Meeting, such re-appointment having been previously approved by the Audit Committee. The Board be, and it hereby is, authorized to fix the remuneration of the independent auditors in accordance with the volume and nature of their services, such remuneration and the volume and nature of such services having been previously approved by the Audit Committee.


     For: 11,117,201 shares constituting 93.26% of the shares voting on this resolution.
     Against: 5,500 shares constituting 0.05% of the shares voting on this resolution.
     Abstain: 798,157 shares constituting 6.70% of the shares voting on this resolution.


IN WITNESS WHEREOF, all the aforementioned resolutions were duly adopted in accordance with the Articles of Association of the Company and all requirements prescribed by applicable law.


           There being no further business the Meeting was adjourned.

                               /s/ Yossi Hollander
                            -------------------------
                                Chairman - Yossi
                                    Hollander